Exhibit 10.22

EXECUTION VERSION

INCREMENTAL FACILITY AMENDMENT

INCREMENTAL FACILITY AMENDMENT, dated as of March 16, 2017 (this “Agreement”), by and among, Canyon Valor Companies, Inc., a Delaware corporation, formerly known as GTCR Valor Companies, Inc. (the “Borrower”) and Peach Funding Corporation (the “Incremental Term Loan Lender”), and acknowledged by Deutsche Bank AG New York Branch, as the Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, reference is hereby made to the First Lien Credit Agreement, dated as of June 16, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Canyon Companies S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand and ten United States Dollars ($20,010) and registered with the Luxembourg Register of Commerce and Companies under number B 187.216 (“Holdings”), Canyon Group S.à r.l., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered office at 6D, route de Trèves, L-2633 Senningerberg, Grand-Duchy of Luxembourg, with a share capital of twenty thousand United States Dollars ($20,000) and registered with the Luxembourg Register of Commerce and Companies under number B 202.299 (“Intermediate Lux Holdings”), Canyon Valor Holdings, Inc., a Delaware corporation (“Intermediate U.S. Holdings”), the Borrower, the lending institutions from time to time party thereto, and Deutsche Bank AG New York Branch, as the Administrative Agent and Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish an Incremental Term Increase by, among other things, entering into one or more Incremental Facility Amendments with Additional Term Lenders;

WHEREAS, the Incremental Term Loan Lender and the Borrower wish to establish an Incremental Term Increase on the terms set forth in this Agreement utilizing available capacity pursuant to clause (I) of the definition of Incremental Cap;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

The Incremental Term Loan Lender hereby commits to provide the Incremental Term Increase as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

The Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. This Agreement shall constitute (i) the notice required to be delivered by the Borrower to the Administrative Agent pursuant to Section 2.20(a) of the Credit Agreement and (ii) an “Incremental Facility Amendment” for purposes of Section 2.20(d) of the Credit Agreement.

Notwithstanding any provision to the contrary herein or in the Credit Agreement, the terms of the Incremental Term Increase (including without limitation the Applicable Rate and the principal payment terms applicable thereto) shall, except to the extent of fees expressly set forth in the Fee Letter (the “Incremental Fee”), be the same as the terms of the Initial Term Loans outstanding immediately prior to giving effect to this Agreement, and such Incremental Term Increase shall be deemed to constitute Initial Term Loans for all purposes of this Agreement and the Credit Agreement and shall constitute one tranche with, and be the same Class as, the Initial Term Loans made pursuant to Section 2.01 of the Credit Agreement. Following the Incremental Amendment Effective Date (as defined below) and the funding of the Incremental Term Increase, each reference to “Initial Term Loans” and Initial Term Loans made pursuant to Section 2.01(a) shall include the Incremental Term Increase and each reference to “Lender” shall include the Incremental Term Loan Lender hereunder, in each case, unless the context shall require otherwise. Each of the parties hereto hereby agrees that, with the consent of the Borrower (not to be unreasonably withheld), the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all amounts of such Incremental Term Increase, when originally made, are Initial Term Loans for all purposes under the Loan Documents and are included in each Borrowing of outstanding Initial Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by allocating a portion of each such Incremental Term Increase to each outstanding Eurodollar Loan that is a Term Loan of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Increase may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of the Credit Agreement that would prohibit such an initial Interest Period). The Incremental Term Increase shall not accrue interest for any period prior to the Incremental Amendment Effective Date and the Borrower shall not be required to pay interest on the Incremental Term Increase pursuant to Section 2.13 of the Credit Agreement for any period prior to the Incremental Amendment Effective Date.

The Incremental Term Loan Lender hereby agrees to make Incremental Term Increase on the following terms and conditions:

1.	Applicable Rate. For the avoidance of doubt, the Applicable Rate for ABR Loans or for Eurodollar Loans, as applicable, for the Incremental Term Increase shall mean, as of any date of determination, the applicable percentage per annum with respect to any Initial Term Loan as set forth in the definition of “Applicable Rate” in the Credit Agreement. All Interest Periods applicable to Initial Term Loans shall continue in effect after the Incremental Amendment Effective Date. The Incremental Term Increase shall be initially incurred pursuant to a single Borrowing of Eurodollar Loans, with such Borrowing to be subject to (x) Interest Periods which commence on the Incremental Amendment Effective Date and end on the last day of the Interest Period applicable to the Initial Term Loans and (y) the LIBO Rate applicable to the Initial Term Loans. From and after the Incremental Amendment Effective Date to the first Interest Payment Date to occur after the Incremental Amendment Effective Date, the Borrower shall make to Administrative Agent on such first Interest Payment Date (and Administrative Agent shall distribute to the applicable Lenders in accordance with the Credit Agreement) all payments in respect of interest on the Incremental Term Increase to the Term Lenders for amounts which have accrued on the Incremental Term Increase from the Incremental Amendment Effective Date to but excluding such Interest Payment Date.

2

2.	Amortization Payments. Subject to the adjustments pursuant to paragraph (c) of Section 2.10 of the Credit Agreement, the Borrower shall repay Initial Term Loans (including the Incremental Term Increase) on the last day of each March, June, September and December in the principal amount of Terms Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

(A) Payment Date	(B) Amortization Payment
March 31, 2017	$2,825,000
June 30, 2017	$2,825,000
September 30, 2017	$2,825,000
December 31, 2017	$2,825,000
March 31, 2018	$2,825,000
June 30, 2018	$2,825,000
September 30, 2018	$2,825,000
December 31, 2018	$2,825,000
March 31, 2019	$2,825,000
June 30, 2019	$2,825,000
September 30, 2019	$2,825,000
December 31, 2019	$2,825,000
March 31, 2020	$2,825,000
June 30, 2020	$2,825,000
September 30, 2020	$2,825,000
December 31, 2020	$2,825,000
March 31, 2021	$2,825,000
June 30, 2021	$2,825,000
September 30, 2021	$2,825,000
December 31, 2021	$2,825,000
March 31, 2022	$2,825,000
June 30, 2022	$2,825,000
September 30, 2022	$2,825,000
December 31, 2022	$2,825,000
March 31, 2023	$2,825,000

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Incremental Term Increase set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Section 2.11 of the Credit Agreement.

4.	Ranking and Security. The Incremental Term Increase shall rank equal in right of payment and equal in right of security with the Initial Term Loans.

5.	Proposed Borrowing. This Agreement represents a request by the Borrower to borrow the Incremental Term Increase from the Incremental Term Loan Lender as follows (the “Proposed Borrowing”):

(a)	Date of Proposed Borrowing (which shall be a Business Day): March 16, 2017

3

(b)	Aggregate Amount of Proposed Borrowing: $30,000,000

(c)	Type of Borrowing: Eurodollar Borrowing

6.	Use of Proceeds. The proceeds of the Incremental Term Increase shall be used to fund the acquisition of Bulletin Intelligence and related transactions and to pay certain fees (including the Incremental Fee), costs and other expenses in connection with the Bulletin Intelligence acquisition and this Agreement or, at the sole discretion of the Borrower, for general corporate purposes and working capital purposes, including acquisitions, investments and repayments of debt but not including Restricted Payments, so long as such uses are not prohibited by the Credit Agreement.

7.	Incremental Term Loan Lenders. The Incremental Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the Incremental Term Increase, that such Incremental Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder and under the Intercreditor Agreements, as applicable, pursuant to Section 9.18 of the Credit Agreement.

8.	Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Term Increase shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	Conditions to Effectiveness. The obligations of the Incremental Term Loan Lender to extend the Incremental Term Increase and the effectiveness of the Agreement is subject to the satisfaction, or waiver by the Incremental Term Loan Lender (the date of such satisfaction or waiver, the “Incremental Amendment Effective Date”), of the following conditions:

(a)	Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that (i) no Event of Default exists on the Incremental Amendment Effective Date before or after giving Pro Forma Effect to the Incremental Term Increase contemplated hereby, (ii) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the Incremental Amendment Effective Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) immediately after the consummation of funding of the loans pursuant to the Incremental Term Increase to occur on the Incremental Amendment Effective Date, after taking into account all applicable rights of indemnity and contribution, (A) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (B) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (C) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of clause (C) above, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

4

(b)	Delivery of Documents. The Incremental Term Loan Lender (or its counsel) shall have received each of the following, each dated the Incremental Amendment Effective Date unless otherwise indicated or agreed to by the Administrative Agent:

(i)	from the Borrower and the Incremental Term Loan Lender, duly signed counterparts of this Agreement;

(ii)	a customary written opinion of Kirkland & Ellis LLP, counsel to the Borrower, addressed to the Incremental Term Loan Lender, in form and substance reasonably satisfactory to the Incremental Term Loan Lender;

(iii)	to the extent applicable in the relevant jurisdiction, certificates attesting to the good standing of the Borrower in its jurisdiction of formation or incorporation certified as of a recent date by the relevant Governmental Authority; and

(iv)	a certificate, executed by any Responsible Officer of the Borrower (A) certifying as to the names and signatures of each officer of the Borrower executing and delivering this Agreement, (B) either (x) attaching the Organizational Documents of the Borrower certified, if applicable, by the relevant authority of its jurisdiction of organization or (y) certifying that there has been no change to such Organizational Document since last delivered to the Administrative Agent on the Incremental Amendment Effective Date and (C) attaching the resolutions of the Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Agreement.

(c)	Fees. (i) Golub Capital LLC shall have received all fees required to be paid by the Borrower on the Incremental Amendment Effective Date pursuant to that certain Fee Letter, dated as of March 16, 2017, between the Borrower and Golub Capital LLC, and (ii) the Incremental Term Loan Lender shall have received, to the extent invoiced, reimbursement or other payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or any other Loan Document, including reimbursement or other payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP) required to be reimbursed or paid by the Borrower hereunder or otherwise in connection with this Agreement.

10.	Notice. For purposes of the Credit Agreement, the initial notice address of the Incremental Term Loan Lender shall be as set forth below its signature below.

11.	Tax Forms. For the Incremental Term Loan Lender, delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Term Loan Lender may be required to deliver to the Administrative Agent and/or the Borrower pursuant to Section 2.17 of the Credit Agreement.

5

12.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Increase, as the case may be, made by the Incremental Term Loan Lender in the Register.

13.	Acknowledgement and Consent. The Borrower hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents to the amendment of the Credit Agreement effected pursuant to this Agreement, including without limitation, the making of the Incremental Term Increase. The Borrower hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Secured Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), including without limitation, the Incremental Term Increase. The Borrower acknowledges and agrees that any of the Loan Documents (as they may be modified by this Agreement) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement other than to the extent expressly contemplated hereby.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.	Entire Agreement. This Agreement, the Credit Agreement, the Fee Letter dated of even date herewith between the Borrower and the Incremental Term Loan Lender (the “Fee Letter”) and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

17.	Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 17, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

18.	Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

6

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

PEACH FUNDING CORPORATION

By:	GC Advisors LLC, Its Manager

By:	Robert Tuchscherer
Name:	Robert Tuchscherer
Title:	Managing Director

Notice Address:	150 S. Wacker Drive, Ste 800
Chicago, IL 60606
Attention:	Robert G. Tuchscherer
Telephone:	(312) 205-5050
Facsimile:	(312) 201-9167

CANYON VALOR COMPANIES, INC.

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer

Acknowledged by:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

SCHEDULE A
TO INCREMENTAL AGREEMENT

Name of Incremental Term Loan Lender	Amount
Peach Funding Corporation	$30,000,000
Total: $30,000,000